                                                                  Exhibit 10-8
NORTH CAROLINA

NASH COUNTY


                              SETTLEMENT AGREEMENT


         This Settlement Agreement ("Agreement") is entered into this 9 day of April, 1999, by, between and among D. Blair Harrold, O.D., Allan L. M. Barker, O.D., and Optometric Eye Care Center, P.A. ("OECC, PA"), and PrimeVision Health, Inc. ("Prime"), PrimeVision of North Carolina, Inc., Consolidated Eye Care, Inc. ("CEC"), Steven B. Waite, Bank Austria, AG, successor by merger to Creditanstalt-Bankverein (the "Bank"), and Bank Austria Creditanstalt Corporate Finance, Inc. ("Lender"). The above-identified parties are at times referred to herein collectively as "Parties" and individually as a "Party."


                              W I T N E S S E T H:

         WHEREAS, the Parties have had, between and among themselves, a number of business-related disputes; and

         WHEREAS, the Parties have heretofore been parties to that certain lawsuit currently pending in Nash County Superior Court (99-CVS-634) (the "Court"); and

         WHEREAS, the Parties have arrived at a mutually agreeable resolution to their respective disputes.

         NOW THEREFORE, in consideration of the promises and representations provided for herein, the receipt, sufficiency, and acceptance of which are hereby acknowledged, the Parties agree as follows:

         1. Upon signing this Agreement, Drs. Harrold and Barker will move the Court to dismiss without prejudice that certain action between and among the parties currently pending in Nash County Superior Court (99-CVS-634), including the Temporary Restraining Order associated with that action ("TRO"). Upon the filing of such motion for dismissal, without further action on the part of any
Party: (A) that certain letter dated April 1, 1999, purporting to terminate the Administrative Services Agreement ("ASA") by and between CEC and OECC, PA, shall be deemed rescinded; (b) Drs. Harrold and Barker shall be deemed to have rescinded their resignations from Prime, and Prime agrees to restore Drs. Harrold and Barker to their former positions as Directors of Prime; (c) Drs. Harrold and Barker shall be deemed to have rescinded their respective resignations from CEC dated March 30, 1999, and shall be deemed restored to their former status as Prime employees, with no resulting interruption or alteration of compensation or benefits, except as specifically referenced herein. Upon closing of the business combination between Prime and OptiCare Eye Health Centers, Inc. ("OptiCare"), Drs. Harrold and Barker will move the Court to dismiss the action referenced above with prejudice. All parties except Bank and Lender will execute mutually acceptable releases. Bank and Lender will release only Harrold and Barker.

         2. Upon signing this Agreement, the Parties (other than the Bank and Lender) will cause $1 million in cash to be deposited into an escrow account agreeable to the Parties from funds previously transferred to the Nash County Clerk of Superior Court. The Escrow Agreement governing the account ("Escrow Agreement") will state that the funds will be released as follows to Drs. Harrold and Barker:

                  (a) $250,000 when any and all investigations of Prime and its affiliates arising out of that certain Request for Declaratory Ruling From the North Carolina State Board of Examiners in Optometry (the "Request for Declaratory Ruling") have been concluded on terms and conditions reasonably satisfactory to the Lender;

                  (b) $250,000 when OECC, PA and CEC execute a new Administrative Services Agreement in accordance with
                           Section 8 hereof;

                  (c) $500,000 upon the closing of the business combination between Prime and OptiCare or the failure of such combination to close by September 30,1999, whichever shall first occur;

The Escrow Agreement will state that the funds will be released to Prime as follows:

                                    (i) the $250,000 referenced in subparagraph
                           (a) above if the investigation of Prime and its affiliates arising out of the Request for Declaratory Ruling has been concluded on terms that the Lender has reasonably determined are not satisfactory to it; or

                                    (ii) any funds remaining in escrow if
                           Barker, Harrold or OECC, PA (collectively, the "OECC Parties") breach the terms of this Agreement.

In the event that the funds are released to Drs. Harrold and Barker due to 2(a), (b) and (c) above, such payments, together with, the $250,000 paid to Drs. Harrold and Barker out of the funds on deposit with the Nash County Clerk will represent an advance payment against the next $1.25 million due and payable under the currently effective employment agreements between Prime and Dr. Harrold, and Prime and Dr. Barker, each dated July 1, 1996. In the event that Prime or Lender determine that the OECC Parties have breached this Agreement, they shall notify the OECC Parties and the escrow agent under the Escrow Agreement (the "Escrow Agent") of such default, specifying the nature of such default. Unless one or more of the OECC Parties notify Prime, the Lender and the Escrow Agent within seven days of their receipt of such notice, that such OECC Party disputes the existence of such default, the Escrow Agent shall disburse the funds to the Lender for application to the term loan of Prime owing to the Lender. If one or more of the OECC Parties notify Prime, the Lender and the Escrow Agent within such time period that such OECC Party disputes the existence of such default, the funds shall be retained by the Escrow Agent and disbursed in accordance with the dispute resolution provisions of the Escrow Agreement.

         3. Upon the closing of the business combination between Prime and OptiCare, Prime will pay to Drs. Harrold and Barker another $1.25 million in cash in the aggregate. OptiCare has represented and the Bank shall request that OptiCare sign a letter in the form attached as Exhibit A which is incorporated by reference.

         4. By no later than May 6, 1999, Prime and Drs. Harrold and Barker will execute a Share Grant Agreement under which they will be issued common stock in Prime at closing of the business combination with OptiCare to produce a share position on a primary basis of 32% of Prime before and subject to the closing of the business combination with OptiCare. Such Share Grant Agreement, and the shares of stock issued thereunder, are granted to Barker and Harrold in satisfaction of all claims of the OECC Parties arising under or in respect of
(a) that certain promissory note in the original principal amount of $364,896 dated August 1, 1994 executed by

CEC in favor of OECC, PA (the "OECC Note") and (b) the $482,193 by the OECC Parties held by CEC on July 3, 1996 and alleged by the OECC Parties to belong to OECC, PA (the "1996 Cash"). Upon the execution of the Share Grant Agreement the OECC Parties shall suspend all efforts to make claims under or in respect of the OECC Note and/or the 1996 Cash and upon consummation of the business combination with OptiCare, the OECC Note shall be deemed cancelled and all rights of the OECC Parties to the 1996 Cash shall terminate. To the extent the business combination with OptiCare is abandoned after the issuance of the additional shares under the Share Grant Agreement, the issuance of such shares shall be rescinded, such shares shall be returned to Prime for cancellation or other appropriate action, and the OECC Parties shall be free to pursue any and all such claims against the OECC Note and the 1996 Cash.

         5. By no later than May 6, 1999, Drs. Harrold and Barker will each sign an Employment Agreement with OptiCare to be effective at the closing of the business combination between Prime and OptiCare, which Employment Agreements will replace and supersede the current Employment Agreements, and will have the terms summarized below.

                  (a)      Term of 7 years from execution;

                  (b)      Base salary of $150,000 per year;

                  (c) Other features (including bonus rights, non-competition, etc.) identical to the Employment Agreement between OptiCare and Steven L. Ditman, dated January 1, 1999, except as provided in 5(d) or
                           (e) below;

                  (d) In the event that either Drs. Harrold or Barker or both are involuntarily terminated without cause or via a change of control or non-renewal of their respective Employment Agreements (but explicitly not in the event of a voluntary termination or a termination for cause or a voluntary termination upon a change of control), the non-competition feature of their Employment Agreements will permit Drs. Harrold and Barker following such termination to engage in the practice of optometry in Nash County, North Carolina and contiguous counties.

                  (e) In the event that either Drs. Harrold or Barker are terminated without cause (but explicitly not in the event of a voluntary termination or a termination for cause), the base salary for the remaining balance of the 7 year term of his employment agreement shall be paid in cash promptly in a lump sum settlement. In the event that either Dr. Harrold or Dr. Barker voluntarily terminates his employment as a result of a change of control of OptiCare, such terminating person shall be entitled to receive a lump sum payment in cash equal to one year's base salary.

         6. In the event of an OptiCare liquidation (narrowly defined to mean insolvency or bankruptcy) and the failure of OptiCare to meet its obligations under the Employment Agreements due only to financial hardship (and specifically not due to a dispute between the Parties), Drs. Harrold and Barker will have the right to:

                  (a) Purchase the retail business operations referenced below from OptiCare for cash consideration of 3 times the immediately preceding 12 months earnings before interest, taxes, depreciation and amortization excluding the effect of all extraordinary items and non-recurring charges (EBITDA) from said retail business operations and the affiliated practices:

                           o 3 presently in Rocky Mount (Golden East, Tarrytown, Sunset);

                           o        1 presently in Roanoke Rapids;

                           o        1 presently in Wilson;

                           o        1 presently in New Bern

Said right shall be more fully evidenced in a document executed by the appropriate Parties on or before May 6, 1999. Prime agrees that proceeds from such sale shall be applied to the permanent reduction of the indebtedness owed to Lender.

                  (b) Such right shall be available to Drs. Harrold and Barker, until such time as (i) the aggregate market value (calculated on the basis of the publicly quoted closing price, as published in The Wall Street Journal) of their stock in OptiCare (or in any company of which OptiCare is a subsidiary) exceeds $7,000,000 and (ii) shares of their stock in OptiCare (or in any company of which OptiCare is a subsidiary) are first eligible to be sold in market transactions, regardless of whether all of their shares may then be sold in such transactions.

         7. Prime will cause the Merger Agreement with OptiCare to provide that one Board seat on the OptiCare Board of Directors (post closing of the business combination with Prime) will be offered to either Dr.
Harrold or Dr. Barker, as they may determine.

         8. Prime, CEC, OECC, and Drs. Harrold and Barker agree that Prime shall engage Smith Helms Mulliss & Moore LLP to prepare a new Administrative Services Agreement between CEC and OECC, PA which is consistent with the rules and regulations of the North Carolina State Board of Examiners in Optometry (the "Optometry Board") and is economically similar to the method by which OptiCare contracts with OptiCare, P.C. Such Administrative Services Agreement shall have a term of thirty (30) years; provided, however, that such Administrative Services Agreement shall automatically become terminable on thirty (30) days notice if the business combination with OptiCare (a) is abandoned or (b) is not closed by September 30, 1999. The Parties agree to execute such Administrative Services Agreement no later than April 28, 1999. Upon the request of Drs. Barker and Harrold, Prime will cause additional officers of CEC to be elected and authorized to execute and deliver such Administrative Services Agreement and will designate a Doctor of Optometry licensed in North Carolina to be elected as an officer of OECC, PA to be given the authority to execute and deliver such Administrative Services Agreement.

         9. By no later than May 6, 1999, Prime and Drs. Harrold and Barker agree to execute a Succession Agreement which would take effect at closing of the business combination between Prime and OptiCare, whereby ownership of the OECC, PA can be passed to another Doctor of Optometry licensed in North Carolina or, to the extent permitted by North Carolina law, a Doctor of Medicine licensed in North Carolina, acceptable to the post-closing company, at the discretion of OptiCare. Such Succession Agreement will be a closing condition of the Merger Agreement between Prime and OptiCare.

         10. By no later than May 6, 1999, Drs. Harrold and Barker and CEC will transfer all OECC, PA retail location leases to CEC, which transfers shall take effect upon closing of the Merger Agreement between Prime and OptiCare. Such Transfer Agreements will include elimination of Drs. Harrold and Barker as guarantors on the applicable leases, or the commitment by OptiCare to use reasonable efforts to remove Drs. Harrold and Barker as guarantors on such leases (which efforts shall include, if needed, the guaranty of OptiCare of such leases) together with an indemnification of Drs. Harrold and Barker for any amounts thereafter required to by paid by them under such guaranties.

         11. Promptly upon signing of this Agreement, CEC will transfer such interest as is currently held by CEC in the Kirkland Drive property to such real estate partnership as is designated by Drs. Harrold and Barker.

         12. Drs. Harrold and Barker will waive their dissenters= rights in respect of and will vote their shares in Prime for, the merger between Prime and OptiCare, subject to the percentage ownership of Prime in the combined company at closing being within 1% of 48.755% of the total ownership calculated on a primary basis.

         13. (a) Upon execution of this Agreement, the Parties agree to immediately resume a normal, good faith and financially appropriate working relationship amongst each other. Without limiting the generality of the foregoing, upon the execution of this Agreement that certain Sublease dated March 30, 1999, by, between and among D. Blair Harrold, Allan L. M. Barker and Consolidated Eye Care, Inc., shall be deemed rescinded and shall be void and of no further effect.

                  (b) The Parties agree with Lender that (i) the monies, released from the Nash County Superior Court Clerk, will be applied first to the payment of $250,000 to Harrold and Barker, second to the extent of $1,000,000, to the delivery into escrow of the amount required by Section 2 hereof, third, to the extent of $1,906,797.00, to the payment in full of all past due amounts owed to Lender and legal fees associated herewith, fourth to provide for the working capital and managed care needs of Prime and its subsidiaries, as agreed to by Lender and Prime, and last to the prepayment of the Term Loan owed by Prime to Lender; (ii) all cash received by OECC, PA between the date of the TRO and the date of this Agreement shall be turned over to CEC and deposited in an account designated by Prime; and (iii) all cash received by OECC, PA and CEC shall be deposited in accounts satisfactory to Lender for which, commencing on April 15, 1999, the sole signature rights will be held by David Durfee or Bruce Broadbelt or their designees. Prime agrees to provide to Lender, as soon as available but not later than April 30, 1999, a cash flow analysis satisfactory to Lender of the working capital and managed care requirements of Prime and its subsidiaries for the subsequent eight (8) weeks. All cash held by Prime, its subsidiaries or OECC, PA in excess of the reasonable working capital requirements as set forth in the cash flow analysis shall be paid to the Bank on May 6, 1999 and applied to the principal installments of the Term Loan owing to Lender, in the inverse order of maturity.

                  (c) CEC's lease payments shall after the execution of this Agreement continue in the ordinary course of business in accordance with the terms of applicable leases, on the same basis as the previous three years.

         14. If the various agreements referenced in Sections 4, 5, 8, 9, and 10 above are not signed by May 6, 1999, the Parties shall be free to pursue any and all legal remedies and actions which they may have.

         15. The Parties do hereby represent to each other that each has full power and legal authority to execute and perform this Agreement and that each has not assigned, transferred, or conveyed to any person or entity nor pledged, encumbered, or granted any form of security interest in or to any of the claims, rights, actions or causes of action addressed in this Agreement.

         16. The Parties acknowledge and agree that this settlement is in compromise of disputed claims and that nothing herein shall be construed as an admission of liability on the part of any Party and that said Parties deny any and all liability and intend merely to avoid litigation and buy their peace.

         17. The Parties agree that they will not provide a copy of this Agreement to anyone, introduce or attempt to introduce this Agreement in any proceeding, or disclose the terms of this Agreement in any other manner to anyone, except that: (i) the Parties may, subject to the applicable rules of procedure and evidence, introduce this Agreement in an action or other proceeding for violation of this Agreement; (ii) the Parties may, as reasonably necessary for the conduct of their business affairs, disclose this Agreement and its terms to their accountants, attorneys and regulators and (iii) the Parties may disclose this Agreement and its terms to the extent required by law. The Parties further agree that they shall not disparage each other.

         18. The Parties acknowledge and agree that, except for certain inducements given to the Bank and the Lender by Prime and by Marlin Capital, L.P., no promise, inducement, agreement, or factual or legal representation not contained in this Agreement has been made to them and that this Agreement and the Escrow Agreement contain the entire agreement among them regarding the subject matter hereof. The Parties further acknowledge and agree that the terms of this Agreement are contractual and not a mere recital.

         19. The Parties represent and acknowledge that each of them has read and understands the whole of this Agreement. The Parties further acknowledge that each of them has had available legal counsel for any consultation that they may have desired concerning the terms of this Agreement or the meaning thereof before the execution of this Agreement.

         20. With the exception of Bank and the Lender, whose attorneys= fees are reimbursed by Prime, the Parties shall bear their own attorney's fees and costs, including but not limited to those incurred in the Nash County action (99-CVS-634) referenced above.

         21. This Agreement may not be altered or amended except by a writing signed by all the Parties.

         22. The Parties agree that in the event any portion of this Agreement is held to be void or unenforceable, the remaining portions shall remain in full force and effect.

         23. This Agreement is deemed executed in and shall be construed under the laws of the State of North Carolina. The Superior Court of Nash County, North Carolina shall be the exclusive venue of any litigation brought for enforcement or violation of this Agreement.

         24. This Agreement may be executed in several counterparts each of which shall be considered an original.

         25. Nothing contained in this Agreement, the Escrow Agreement or any other instrument, document and agreement executed pursuant hereto or thereto or in connection herewith or therewith shall be deemed or construed to limit or impair any rights the Lender has under that certain Amended and Restated Loan and Security Agreement, dated as of May 30, 1997, as amended (the "Loan Agreement"), or under any of the "Loan Documents," as such term is defined in the Loan Agreement, including, but not limited to, the "Master Guaranty" or "Master Security Agreement," as such terms are defined in the Loan Agreement. OECC, PA and Drs. Barker and Harrold, in consideration of the amounts received hereunder, agree that they shall not challenge, contest or dispute (a) the validity or enforceability of OECC, PA's



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

obligations under the Master Guaranty and the Master Security Agreement, or (b) the validity, perfection or first priority status of the liens in the assets of OECC, PA in favor of the Lender.

         26. The Parties hereby agree that their intent is that all agreements, policies and procedures comply with applicable law, including, but not limited to, the rules and regulations of the Optometry Board. The Parties agree to undertake a review of the policies and procedures between CEC and OECC, PA and will undertake to correct any deficiencies found therein and to demonstrate, in connection with any investigation undertaken by the Optometry Board, that the Parties are in compliance with applicable law.

         IN WITNESS WHEREOF, the Parties have executed this Agreement, or have caused their duly authorized representatives to execute this Agreement, effective as of the date first written above.

                       [Signatures follow on next page.]

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                                        PRIMEVISION HEALTH, INC.,
                                        a Delaware corporation


                                        By:__________________________________

                                           _______________, _________________


                                        PRIMEVISION OF NORTH CAROLINA, INC.,
                                        a North Carolina corporation


                                        By:__________________________________

                                           _______________, _________________


                                        CONSOLIDATED EYE CARE, INC., a
                                        North Carolina corporation


                                        By:__________________________________

                                           _______________, _________________

AGREED:
SMITH HELMS MULLISS & MOORE, L.L.P.


By:____________________________
James L. Gale
2 Hannover Square, Suite 2800
Raleigh, NC 27601
Telephone: (919) 755-8700
Attorneys for Prime Vision Health, Inc.,
PrimeVision of North Carolina, Inc., and
Consolidated Eye Care, Inc.

                                       _________________________________(SEAL)
                                       Steven B. Waite
AGREED:
FITCH & ASSOCIATES


By:________________________________
Mark L. Bibbs
615 East Nash Street
Wilson, NC 27893
Telephone: (252) 291-6500
Attorneys for Defendant Steven B. Waite

                                       BANK AUSTRIA, AG, successor by merger to CREDITANSTALT-BANKVEREIN, an
                                       Austrian banking corporation


                                       By:__________________________________

                                          _______________, _________________


                                       BANK AUSTRIA CREDITANSTALT
                                       CORPORATE FINANCE, INC., a
                                       Delaware corporation


                                       By:__________________________________

                                          _______________, _________________

AGREED:
POYNER & SPRUILL, L.L.P.


By:____________________________
John R. Jolly
3600 Glenwood Avenue
Raleigh, NC 27612
Telephone: (919) 783-6400
Attorneys for Bank Austria, AG, successor by merger
to Creditanstalt-Bankverein, and Bank Austria
Creditanstalt Corporate Finance, Inc.

                                         ____________________________(SEAL)
                                         D. Blair Harrold


                                         ____________________________(SEAL)
                                         Allan L. M. Barker


                                         OPTOMETRIC EYE CARE CENTER, P.A.,
                                         a North Carolina corporation


                                         By:______________________________
                                              D. Blair Harrold, President

AGREED:


------------------------------
Nigle B. Barrow, Jr.
150 Fayetteville Street Mall
Suite 1700
Raleigh, NC 27601
Telephone: (919) 834-2116
Attorneys for D. Blair Harrold, O.D.,
Allan L. M. Barker, O.D., and Optometric Eye Care Center, P.A.


MAUPIN TAYLOR & ELLIS, P.A.


By:____________________________
D. Royce Powell

By:____________________________
James E. Gates
3200 Beechleaf Court, Suite 500
Raleigh, NC 27604
Telephone: (919) 981-4000
Attorneys for D. Blair Harrold, O.D.,
Allan L. M. Barker, O.D., and Optometric Eye Care Center, P.A.